UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 3, 2009

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive
Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2009, the Board of Directors of Magnetek, Inc. (“Magnetek” or the “Company”), upon recommendation of the Compensation Committee of the Board of Directors, approved a form of retention agreement (“Retention Agreement”) for certain vice president level officers of the company, including any elected or appointed vice president (each, an “Officer”).  The Retention Agreement provides certain benefits to an Officer if (i) there is a Change of Control and (ii) within the Change of Control Period of one year, (a) the Officer’s employment is terminated for any reason other than Cause, death or Disability or (b) the Officer voluntarily terminates employment for Good Reason.  The benefits to which the Officer would be entitled upon a change of control would be as follows:  (i) an amount equal to one year of the Officer’s base salary, (ii) a bonus amount equal to the Officer’s target bonus amount under the bonus plan for the fiscal year in progress, (iii) continuation of benefits for six (6) months, (iv) accelerated vesting of all outstanding stock options and previously granted restricted stock awards, with a one year exercise period for such vested stock options, and (v) outplacement services in an amount not to exceed ten percent (10%) of the Officer’s base salary.  Capitalized terms used but not defined in this paragraph have their respective meanings specified in the Retention Agreement.

The following Magnetek officers that are included in the Company’s “named executive officers,” as that term is defined in Item 4.02 of the Securities and Exchange Commission’s Regulation S-K, are eligible to enter into a Retention Agreement: Ryan D. Gile, Vice President and Corporate Controller and Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary.  The Retention Agreement is not available to any Officer who has an existing change of control agreement with the Company.

The foregoing description of the Retention Agreement is qualified in its entirety by reference to the full text of the Retention Agreement, which is filed as Exhibit 10.1 and incorporated herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 3, 2009, the Board of Directors of Magnetek, Inc. approved and adopted amendments to the Company’s By-Laws.  The amendments to the By-Laws were effective immediately upon approval by the Board of Directors.  Following is a summary of the By-Law amendments:

•	Article II, Section 2.03(b) was amended to specify procedures for postponement and adjournment of stockholders meetings;
•

Article II, Section 6 was amended to eliminate the right of the stockholders to call a special meeting upon written demand of stockholders owning a majority of the capital stock issued and outstanding and entitled to vote;

•

Article II, Sections 9 and 11 were amended to provide certain procedural requirements, including requesting the Board to fix a “Consent Record Date, establishing a sixty (60) day time limitation for obtaining written consents to corporate action, providing for revocation of consents, requiring the engagement of independent inspectors of election, and requiring the inspectors to provide reports on the results of the consent solicitation, which must be followed by the Company and stockholders in connection with any stockholder action by written consent;

•

Article II, Section 10 was amended to expand the advance notice requirements for stockholder business proposals and nominees for directors, including the requirement to provide information about the proposal, the person making the proposal or nomination, any nominee and such person’s or nominee’s holdings in the Company’s securities and related derivatives and arrangements;

•	Article II, Section 12 was amended to provide additional procedures allowing for the orderly functioning and conduct of stockholders meetings; and
•

Article III, Section 13 was amended to provide that (i) no settlement of an action, suit or proceeding can be made that would impose any liability or limitation on a director, officer, employee or agent of the Company entitled to indemnification without the written consent of such person, and (ii) if any portion of Section 13 is deemed invalid or inoperative or against public policy, then Section 13 should be construed so that the remaining provisions are not affected and remain in full force and effect.

The By-Law amendments also contain certain conforming and other non-substantive or immaterial changes.

The foregoing description of the amendments to the By-Laws is qualified in its entirety by reference to the full text of the Company’s Amended and Restated By-Laws, which are attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

3.1	Magnetek, Inc. Amended and Restated By-Laws

3.2	Magnetek, Inc. Amendments to By-Laws

10.1	Form of Retention Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 9, 2009

MAGNETEK, INC.

/s/	Marty J. Schwenner
By:	Marty J. Schwenner
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Magnetek, Inc. Amended and Restated By-Laws

3.2	Magnetek, Inc. Amendments to By-Laws

10.1	Form of Retention Agreement